[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
THE ALLIANCE FUND

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 31, 1998 THROUGH NOVEMBER 30, 1998
                                                                         Total     % of
                                                              Shares     Shares    Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered   Purchased                       Held
Security                  PurchasedPurchasedAssets   Share    Fund Group (000)     By Group Purchased From         11/30/98
Boston Properties Inc     01/26/98 250,800  0.00%    $35.13   848,700    20,000,0004.24%    Goldman Sachs & Co     0
Life Re Corp              03/31/98 174,600  0.00%    $66.00   174,600    3,300,000 5.29%    Goldman Sachs & Co     0
Earthshell Corp           03/23/98 100,000  0.00%    $21.00   100,000    13,200,0000.76%    Smith Barney Inc       0
Zions Bancorp             06/04/98 100,000  0.00%    $49.13   221,600    2,400,000 9.23%    Goldman Sachs & Co     0
Aurora Foods Inc          06/25/98 50,000   0.00%    $21.00   50,000     14,500,0000.34%    Goldman Sachs & Co     0
Fox Entertainment Group   11/10/98 70,700   0.00%    $22.50   306,300    124,800,000.25%    Goldman Sachs & Co     70,700

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.